EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

SAN ANTONIO, Oct. 18, 2007 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA); (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the third quarter ended September 30, 2007.

As previously announced, on October 10, 2007, Rush Enterprises, Inc. distributed one additional share of stock for every two shares of Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, held by shareholders of record as of October 1, 2007. All share and per share amounts in the attached consolidated balance sheets and consolidated statements of income have been adjusted and restated to reflect the stock split as if it occurred on the first day of the earliest period presented.

In the third quarter, the Company's gross revenues totaled $521.6 million, a 19.9% decrease from gross revenues of $651.3 million reported for the third quarter ended September 30, 2006. Net income for the quarter was $13.1 million, or $0.34 per diluted share, compared with net income of $16.4 million, or $0.43 per diluted share, in the quarter ended September 30, 2006. During the third quarter of 2007, the Company decreased its effective tax rate from 38% to 37% which resulted in reporting an additional $.01 per diluted share.

The Company's truck segment recorded revenues of $491.3 million in the third quarter of 2007, compared to $625.6 million in the third quarter of 2006. The Company delivered 1,820 new heavy-duty trucks, 1,520 new medium-duty trucks and 1,032 used trucks during the third quarter of 2007, compared to 3,512 new heavy-duty trucks, 1,109 new medium-duty trucks and 999 used trucks during the third quarter of 2006. Parts, service and body shop sales increased to $115.5 million in the third quarter of 2007 from $105.6 million in the third quarter of 2006.

The Company's construction equipment segment recorded revenues of $25.3 million in the third quarter of 2007, compared to $20.7 million in the third quarter of 2006. New and used construction equipment unit sales revenue increased 22.6% to $19.5 million in the third quarter of 2007 from $15.9 million in the third quarter of 2006. Construction equipment parts and service sales increased 18.6% to $5.1 million in the third quarter of 2007 from $4.3 million in the third quarter of 2006.

In making the announcement, W. Marvin Rush, Chairman of Rush Enterprises, Inc., said, "I am pleased to announce that we have significantly outperformed the Class 8 truck market in the third quarter. And more importantly, that our business model has proven to be successful in both strong and weak Class 8 truck markets. Our strategic focus to improve the quality of earnings by building a network that is diverse in product offerings, customer base and geography has made us less dependent on Class 8 truck sales. We are confident this diversity -- mainly due to our focus on the less cyclical parts, service and body shop operations, medium-duty truck sales, expansion in the refuse and crane market, and construction equipment sales growth, as well as the ability of our people and stores to operate efficiently -- will continue to allow us to out-perform the Class 8 truck market.

"We believe normal customer trade cycles and new diesel emission regulations scheduled to take effect in 2010 will result in increased Class 8 truck orders beginning in the first half of 2008. The magnitude of the 2008 and 2009 pre-buy will be largely dictated by the economy, among other factors. If general economic conditions in the U. S. are good, we continue to believe 2009 could be a record year for U. S. Class 8 deliveries."

W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said, "As our results indicate, we were well prepared for the expected downturn in Class 8 truck sales. Year to date, we have increased our absorption rate and outperformed the industry in terms of both Class 8 and medium-duty truck deliveries and increased our construction equipment segment revenue by 22%. This has resulted in our year-to-date net income declining only 8.5% while Class 8 truck deliveries are down 43%.

"Despite the weak Class 8 truck market, our parts, service and body shop sales increased 9%, resulting in another quarter of solid absorption rate performance. This quarter our absorption rate increased to 105.1%, compared to last year's 104.5%, while our year-to-date same store absorption rate increased to 106.1% in 2007 compared to 105.0% in 2006.

"I am extremely proud of the 34% increase in our year-to-date Class 4-7 (medium-duty) truck sales compared to the industry's overall decrease of 8%. This increase is directly related to our focus over the past several years to penetrate the medium-duty market segment in the areas where we operate by providing a knowledgeable dedicated sales staff and offering a breadth of products to meet the varied needs of this customer base. We expect medium-duty truck sales will continue to grow as our medium-duty franchises mature in their respective markets and we strengthen relationships with our customers in this segment," Rusty Rush emphasized.

"I continue to credit the dedication and hard work of our people for the Company's strong performance during this challenging market environment. They continue to operate within a set of core values that include productivity, excellence, fairness and a positive attitude. It is this culture that promotes the entrepreneurial spirit that sustains our success," Rusty Rush concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter of 2007 on Friday, October 19, 2007 at 10 a.m. EST/ 9 a.m. CST. The call can be heard live by dialing 800-289-0459 (U.S.) or 913-312-1498 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until January 10, 2008. Listen to the audio replay until November 30, 2007 by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 9806004.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, the timing of such conditions, sales and delivery forecasts, projections regarding the Company's absorption rates, predictions regarding our ability to outperform the Class 8 truck market, growth of the Company's medium-duty market, ability to properly manage inventories, the Company's prospects and anticipated results for 2007, and the impact of diesel emissions standards on the truck market are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

The Rush Enterprises, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3352

                    RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                    ---------------------------------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
              (In Thousands, Except Shares and Per Share Amounts)

                                            September 30, December 31,
                                                2007         2006
                                             ----------   ----------
 Assets                                      (Unaudited)
 ------
 Current assets:
  Cash and cash equivalents                  $  176,601   $  161,558
  Accounts receivable, net                       55,527       74,441
  Inventories                                   386,036      484,696
  Prepaid expenses and other                      2,094        2,128
  Deferred income taxes, net                      7,894        7,496
                                             ----------   ----------
   Total current assets                         628,152      730,319

 Property and equipment, net                    296,312      278,690

 Goodwill, net                                  120,576      117,071

 Other assets, net                                2,108        2,330
                                             ----------   ----------

 Total assets                                $1,047,148   $1,128,410
                                             ==========   ==========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
  Floor plan notes payable                   $  320,351   $  446,354
  Current maturities of long-term debt           26,211       25,999
  Current maturities of capital lease
   obligations                                    3,266        2,933
  Trade accounts payable                         30,278       37,449
  Accrued expenses                               60,185       61,287
                                             ----------   ----------
   Total current liabilities                    440,291      574,022

 Long-term debt, net of current maturities      169,529      166,125
 Capital lease obligations, net of current
  maturities                                     13,863       14,799
 Deferred income taxes, net                      38,344       33,856

 Shareholders' equity:
  Preferred stock, par value $.01 per share;
   1,000,000 shares authorized; 0 shares
   outstanding in 2007 and 2006                      --           --
  Common stock, par value $.01 per share;
   60,000,000 class A shares and 20,000,000
   class B shares authorized; 25,969,747
   class A shares and 12,206,592 class B
   shares outstanding in 2007; 25,604,241
   class A shares and 12,108,339 class B
   shares outstanding in 2006                       382          377
  Additional paid-in capital                    176,109      169,801
  Retained earnings                             208,630      169,430
                                             ----------   ----------
   Total shareholders' equity                   385,121      339,608
                                             ----------   ----------
 Total liabilities and shareholders' equity  $1,047,148   $1,128,410
                                             ==========   ==========

                  RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                  ---------------------------------------
                     CONSOLIDATED STATEMENTS OF INCOME
                     ---------------------------------
                  (In Thousands, Except Per Share Amounts)
                                (Unaudited)

                          Three months ended      Nine months ended
                            September 30,           September 30,
                        ----------------------  ----------------------
                           2007        2006        2007        2006
                        ----------  ----------  ----------  ----------

 Revenues:
  New and used truck
   sales                $  357,408  $  504,281  $1,091,548  $1,291,345
  Parts and service        123,690     113,183     361,488     330,499
  Construction
   equipment sales          19,465      15,939      56,889      46,079
  Lease and rental          13,457      10,978      38,779      30,546
  Finance and insurance      5,457       4,717      17,234      13,787
  Other                      2,121       2,223       6,322       6,137
                        ----------  ----------  ----------  ----------

   Total revenues          521,598     651,321   1,572,260   1,718,393

 Cost of products sold:
  New and used truck
   sales                   329,629     470,208   1,006,229   1,197,678
  Parts and service         73,433      65,330     211,477     193,677
  Construction
   equipment sales          17,498      14,228      50,880      40,934
  Lease and rental          11,297       8,472      32,712      23,506
                        ----------  ----------  ----------  ----------
   Total cost of
    products sold          431,857     558,238   1,301,298   1,455,795
                        ----------  ----------  ----------  ----------

 Gross profit               89,741      93,083     270,962     262,598

 Selling, general and
  administrative            61,780      59,141     184,767     173,318

 Depreciation and
  amortization               3,769       3,353      11,046       9,367
                        ----------  ----------  ----------  ----------

 Operating income           24,192      30,589      75,149      79,913

 Interest expense, net       3,444       4,235      12,505      11,299

 Gain (loss) on sale of
  assets                        91         (93)        247         (43)
                        ----------  ----------  ----------  ----------

 Income before taxes        20,839      26,261      62,891      68,571

 Provision for income
  taxes                      7,711       9,849      23,691      25,714
                        ----------  ----------  ----------  ----------

 Net income             $   13,128  $   16,412  $   39,200  $   42,857
                        ==========  ==========  ==========  ==========
 Earnings per common
  share: (a)
  Basic                 $      .34  $      .44  $     1.03  $     1.15
                        ==========  ==========  ==========  ==========
  Diluted               $      .34  $      .43  $     1.02  $     1.13
                        ==========  ==========  ==========  ==========

 Weighted average
  shares outstanding:
  (a)
  Basic                     38,162      37,647      37,987      37,404
                        ==========  ==========  ==========  ==========
  Diluted                   38,653      37,899      38,391      37,832
                        ==========  ==========  ==========  ==========

 (a) Amounts have been adjusted to reflect the stock split that was effective October 10, 2007.

CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226